Exhibit 5.1

Schiff Hardin LLP 233 South Wacker Drive Suite 7100 Chicago, IL 60606
T 312.258.5500
F 312.258.5600

October 6, 2020	schiffhardin.com

First Mid-Illinois Bancshares, Inc. 1421 Charleston Avenue Mattoon, Illinois 61938	Jason L. Zgliniec (312) 258.5795 jzgliniec@schiffhardin.com

Re: First Mid-Illinois Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to First Mid Bancshares, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (Registration No. 333-227595) filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 9, 2018 (the “Original Registration Statement”), as amended and supplemented by the registration statement on Form S-3MEF (File No. 333-249176) filed with the Commission on September 30, 2020 (the “Rule 462(b) Registration Statement”, and together with the Original Registration Statement, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Original Registration Statement, which became effective on October 9, 2018, and the Rule 462(b) Registration Statement, which became effective on September 30, 2020, relate to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, debt securities of the Company in one or more series. We have also acted as counsel to the Company in connection with the issuance and sale of $96,000,000 aggregate principal amount of the Company’s 3.95% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) pursuant to an underwriting agreement dated as of October 1, 2020 (the “Underwriting Agreement”) among the Company, First Mid Bank & Trust, N.A., and Piper Sandler & Co., as representative of the several underwriters named therein. The Notes are being issued under an Indenture dated as of October 6, 2020, as amended and supplemented by the First Supplemental Indenture dated as of October 6, 2020 (as so amended and supplemented, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

In rendering the opinions in this letter we have assumed that each party to each of the documents executed or to be executed, other than the Company, (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing the same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of its respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company, and (iii) except with respect to the laws, rules and regulations to which our opinion is limited (as described in paragraph B. below), that the execution and delivery by the Company of, and performance by it of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when the Notes are duly executed by a duly authorized officer of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

A.       The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Notes are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.       The foregoing opinion is limited to the laws of the State of New York (excluding the “blue sky” laws of such state) and the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated October 1, 2020 with respect to the Notes and under the caption “Legal Matters” in the prospectus dated October 9, 2018 contained in the Original Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Jason Zgliniec
Jason Zgliniec